EXHIBIT 5

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our report dated March 15, 2005 relating to the consolidated financial statements of Barrick Gold Corporation in this Form 40-F. We also consent to the incorporation in the Registration Statements on Form F-3 (File No. 333-14148) and on Form F-9 (File Nos. 333-120133 and 333-106592) of Barrick Gold Corporation and the Registration Statements on Form F-9 of Barrick Gold Finance Company (File No. 333-120133-01) and Barrick Gold Inc. (File Nos. 333-120133-02 and 333-106592-01) of our report dated March 15, 2005, which appears in this Form 40-F.

/s/ PricewaterhouseCoopers LLP

Toronto, Ontario
March 15, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International
Limited, each of which is a separate and independent legal entity.